Exhibit 24(b)(4.42)

Voya Retirement Insurance and Annuity Company

Endorsement

Code Section 403(b) Paid Up Annuity

This Endorsement is made a part of the Individual Annuity Contract or Certificate under a Group Annuity Contract to which it is attached.

A.

If this Endorsement is attached to an Individual Annuity Contract or to a Certificate under a Group Annuity Contract, then the Individual Annuity Contract or Certificate under a Group Annuity Contract is a "fully paid individual insurance annuity contract" ("Paid Up Annuity") issued as a distribution from a terminated Section 403(b) plan as provided in Treasury Regulation Section 1.403(b)-10(a). This Paid Up Annuity is issued to the Participant of the Employer's 403(b) Plan, a beneficiary, or an alternate payee under a domestic relations order that is qualified under Code Section 414(p), as applicable (hereinafter referred to as "you or your"). Under this Paid Up Annuity, you may

1.	continue the Contract or Certificate in its accumulation phase, or
2.	at any time
	(i)	select an Annuity Option/Settlement Option, whichever is applicable, under this Paid Up Annuity, or
	(ii)	withdraw or roll over all or a portion of this Paid Up Annuity,

all subject to the provisions of the original Contract or Certificate and as modified by the provisions below.

B.	The provisions in the Contract or Certificate and in any Endorsements remain in force and unchanged, except for the following:

1.

This Paid Up Annuity is no longer part of the Employer's 403(b) Plan. Notwithstanding that the Employer's 403(b) Plan was terminated, this Paid Up Annuity will remain subject to the requirements of Code Section 403(b), including minimum distribution requirements. However, the requirement that a contract be maintained pursuant to a Section 403(b) plan will no longer apply.

2.	No additional contributions, rollovers, transfers or exchanges of any type are allowed into this Paid Up Annuity.

3.	All amounts under the Individual Account(s) maintained under the Contract or Certificate shall be fully vested under this Paid Up Annuity as of the date of termination of the Employer's 403(b) Plan.

4.	Future loans, if applicable, will be allowed subject to the applicable terms and conditions of this Paid Up Annuity.

5.

You own all amounts held under this Paid Up Annuity and have all right, title and interest in this Paid Up Annuity. You may make all choices allowed under this Paid Up Annuity.

All amounts in this Paid Up Annuity are eligible to be withdrawn, applied to an Annuity Option/Settlement Option, whichever is applicable, or, if you are the Participant, the surviving spousal beneficiary of a deceased Participant, or the Participant's spouse or former spouse who is an alternate payee under a domestic relations order, as defined in Code Section 414(p), elect to have any portion of an eligible rollover distribution (as defined in Section 402(c)(4) of the Code) directly rolled over to an eligible retirement plan as defined in Code Section 402(c)(8)(B) or paid directly to a Roth individual retirement annuity or a Roth individual retirement account as a qualified rollover distribution (as defined in Section 408A(e) of the Code).

If you are a beneficiary who at the time of the Participant's death was neither the spouse of the Participant nor the spouse or former spouse of the Participant who is an alternate payee under a qualified domestic relations order, you may elect to have any portion of an eligible rollover distribution directly rolled over only to an individual retirement account or individual retirement annuity (IRA) that has been established on behalf of the beneficiary as an inherited IRA (within the meaning of Section 408(d)(3)(C) of the Code).

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Such elections under this Paragraph 5 are subject to applicable charges or restrictions under the Contract or Certificate, including but not limited to, early withdrawal charges/surrender fees, market value adjustments, and restrictions on withdrawals from any fixed account option, and shall remain subject to the requirements under Code Section 403(b)(10).

6.	Any Employer or Contract Holder approvals or certifications related to distributions previously required under the Contract or Certificate no longer apply.

7.

If the Company was notified that the Employer's 403(b) Plan was subject to the Employee Retirement Income Security Act (ERISA), then the requirements of the Retirement Equity Act of 1984 (REA) will be administered by the Company.

This endorsement is effective as of the effective date of the termination of the Employer's 403(b) Plan.

[/s/ Alain Karaoglan]
[President] Voya Retirement Insurance and Annuity Company

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